MASTER PROGRAM MANAGER SERVICES AGREEMENT

THIS MASTER PROGRAM MANAGER SERVICES AGREEMENT (the "*Master Agreement*" or "*Agreement*") is made and entered into this 27 day of February, 2024 by and between (i) Expanse Financial Technologies, Inc., a Delaware corporation, with its business headquarters at 3333 New Hyde Park Road, Suite 404, New Hyde Park, New York 11042 and together with its affiliates or subsidiaries ("***ExpanseFT***" or "**Program Manager**"), and (ii) BlueOne Card Inc, a a Nevada Corporation with its business headquarters at _4695 MacArthur Ct, suite 1100 NewPort Beach, California, 92660, USA together with its affiliates, subsidiaries and related parties as the Program Partner (the "***Partner***").

Recitals:

WHEREAS, ExpanseFT is in the business of providing or arranging for services to issuers of open and closed loop prepaid card accounts and mobile wallet solutions ("***Card Accounts***"), including processing, program management, card production and fulfillment, settlement and other services with respect to such Card Accounts; and

WHEREAS, ExpanseFT has established a relationship with one or more banks engaged in the business of issuing prepaid and debit cards (such banks serving as the issuer of prepaid and debit cards and Provider of Prepaid Access issued pursuant to each Program are referred to herein as the "***Bank***"), including under private label arrangements in which the Card Accounts bear the marks or logos of third parties; and

WHEREAS, Partner owns and operates a prepaid card program and desires to engage ExpanseFT to provide certain Services to Partner with respect to the Program pursuant to this Agreement entered into between ExpanseFT and Partner pursuant to which Card Accounts will be issued by a Bank with which ExpanseFT has a relationship and Partner will serve as the independent sales organization. As such, Partner shall actively make available and market each Program throughout the Term of this Agreement; and

WHEREAS, ExpanseFT is willing to provide the Services for each Program set forth in this Agreement entered into between ExpanseFT and Partner on behalf of Partner on the terms and conditions contained herein.

Agreement:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. **ExpanseFT Services**. ExpanseFT shall manage each Program as Program Manager. In such role, ExpanseFT will provide the services applicable to each Program (the "***Services***"). Partner acknowledges and agrees that the Bank(s), and Program Manager, each shall, in its(their) sole discretion, decide whether to activate, suspend or terminate any Card Account or Program. Card Accounts issued pursuant to any Program shall have such terms and conditions as will be prescribed by the issuing Bank(s), in addition to any terms and conditions contained in this Agreement. Partner acknowledges and agrees that ExpanseFT shall not have any liability or obligation whatsoever in the event that (i) the Bank, or any other bank, terminates or refuses to issue Card Accounts pursuant to any Program, or refuses to approve, or terminates, any Program or (ii) neither ExpanseFT nor

Partner can identify any bank willing to act as issuing bank for any Program. Partner acknowledges and agrees that Services shall not include (a) any services whatsoever in respect of Card Accounts issued pursuant to any Program by any bank other than the issuing Bank, and (b) any sales or marketing services in respect of a Program.

In addition to the ExpanseFT Services set forth above, ExpanseFT will manage the Program, which will include the provision of the following Services:

(a) ExpanseFT will use commercially reasonable efforts to obtain the consent of the Bank, as the provider of prepaid access with respect to the Program, to act as the issuer of Card Accounts distributed pursuant to the Program as set forth in this Agreement.

(b) ExpanseFT will, with approval of the Bank, on behalf of Partner use commercially reasonable efforts to obtain a license from a card Association to issue Card Accounts pursuant to the Program

(c) Upon approval from Bank and Association:

a. Make available a unique Bank Identification Number ("BIN") from an issuing bank under license from a card Association.
b. Provide numbered sub-accounts
c. Provide all authorization and settlement services required to operate the Program through establishment of a master pooled funds account that shall be owned by Bank
d. Ensure that the Card Accounts issued pursuant to the Program will:

i. be a consumer prepaid debit card branded and will contain Partner's logo, or such other Partner and Partner-client name and/or logo as may be mutually agreed between ExpanseFT and Partner, provided in each case that the same is acceptable to the Bank; and
ii. have deposits insured by the Federal Deposit Insurance Corporation up to the maximum amount permitted for a single depositor, in accordance with the provisions of the Federal Deposit Insurance Act (12 U.S.C. § 1811 et seq.); and
iii. be reloadable with cash at a nationwide reload network or other third-party load locations, approved by the Bank; and
iv. have the ability to receive via Automated Clearing House ("ACH") electronic payments (commonly referred to as "direct deposits")

e. Provide and manage the following tools and services:
i. Partner-branded Cardholder Website
ii. Partner-branded Cardholder mobile application
iii. ExpanseFT API as mutually agreed upon
iv. Cardholder transaction and balance notifications
v. Card to Card Transfers
vi. Portfolio monitoring in accordance with Bank policies
vii. Live-agent customer service
viii. Cardholder dispute services
ix. Cardholder disputes services
x. Card fulfillment through a third-party vendor
xi. Interactive Voice Response ("IVR") system

(d) ExpanseFT will provide Partner with any forms, terms and conditions and other documents and agreements that may be required from time to time in order to allow the Bank to issue Card Accounts pursuant to the Program. ExpanseFT, directly or through its designee, reserves the right from time to time to alter, amend, modify, change or supplement procedures for the use and issuance of the Card Accounts issued pursuant to this Program or Card Account, and Partner agrees to abide by such rules and procedures as promulgated and modified. ExpanseFT will be responsible for providing services to the customer as set forth herein, for the production and delivery of numbered accounts, reports, invoices, and statements to Card Account holders, and for generally maintaining account relationships with Card Account holders.

2. **Partner Responsibilities**. Partner will be responsible for the following with respect to each Program:

(a) Partner shall obtain any and all written or other approvals as may be necessary from any persons or entities to whom it markets any Program.

(b) Partner will develop, design and produce all marketing materials and any other documents, agreements, artwork and other materials (in any media) as reasonably necessary for Partner to market Card Accounts issued pursuant to a Program (collectively, "***Marketing Materials***"). Such Marketing Materials shall be subject to the written approval of ExpanseFT and the Bank prior to any distribution whatsoever, such approval shall not be unreasonably withheld.

(c) Partner will use commercially reasonable efforts to market the Program throughout the term of this Agreement.

(d) ExpanseFT has developed a Platform to manage Card Account programs (the "***ExpanseFT Platform***"). Partner will not use the ExpanseFT Platform for any purpose other than its intended purpose. Partner will not allow access to the ExpanseFT Platform to any entity, person or employee other than its authorized designees, whose access must be approved by ExpanseFT. Partner acknowledges that granting API access to the ExpanseFT Platform allows, among other things, Card Accounts to be issued and funds to be transferred. Partner further acknowledges that ExpanseFT shall not have any liability whatsoever for unauthorized access to or use of the ExpanseFT Platform through Partner systems or by any designee of Partner. Upon identification of a breach or unauthorized use of the ExpanseFT Platform, Partner shall notify ExpanseFT immediately in writing via e-mail.

(e) Partner will offer personnel in its employ the opportunity to participate in information and training seminars or sessions regarding the Program and the related Card Account Services as ExpanseFT may reasonably recommend.

(f) Partner will, upon receipt, accept applications and transmit to ExpanseFT applications on behalf to establish customer accounts ("***Card Accounts***") and will be issued Card Accounts with respect thereto.

(g) Partner shall establish an account at Bank to serve as pre-funding account for Card Account loading from Partner to Card Account. Such pre-funding account balance shall establish Partner's maximum daily load limit ("***Pre-funding Account***").

(h) Partner agrees that Partner shall be liable for all negative balances associated with each Program. ExpanseFT shall establish, and Partner shall fund, a reserve account (the "***Reserve Account***") for the purposes of holding funds to cover any negative balances, other losses or balances due. On a quarterly basis or as otherwise determined by ExpanseFT, the Reserve Account shall be appropriately adjusted to reflect the required balance for each Program. The Initial Reserve amount and basis for any appropriate reserve adjustment is set forth in **Annex 3** ("***Program Reserves***)". If Program Revenues received during a particular month are insufficient to cover the fees, costs and the negative balances in excess of the balance in the Reserve Account for such month attributable to the Program, Partner shall pay to ExpanseFT the difference between the Program Revenues and such fees, costs and negatives balances in excess of the balance in the Reserve Account plus any amounts necessary to restore the Reserve Account balance to the required balance for each Program.

(i) Partner will, with the approval of both ExpanseFT and Bank, the following cardholder tools and services to connect to the ExpanseFT platform via API or utilizing an ExpanseFT application:

(a) Facilitate Card Account loads from Partner account(s). Upon receiving Card Account load instructions via API from Partner, ExpanseFT shall increase the corresponding Card Account balance and decrease the Partner's available Pre-funding Account. ExpanseFT shall cause funds to be debited via ACH from the bank account designated by Partner in **Exhibit B** the next business day to replenish Partner's Load Limit.

(j) Partner acknowledges that the issuance of Card Accounts pursuant to this Agreement, and the performance by the parties hereunder, is subject to applicable laws, network rules, Bank rules, rules promulgated by the Consumer Financial Protection Bureau, the Agreement between Bank and ExpanseFT and any other applicable rules or regulations, which may change from time to time. As such, Partner shall support ExpanseFT in ensuring the Program's compliance with such rules and regulations.

3. **Program Fees**. As consideration of the Services provided hereunder, ExpanseFT and Partner shall be compensated as follows:

(a) By the last business day following the end of each calendar month during the Term of this Agreement, ExpanseFT will submit to Partner a Program Statement that includes: (a) all Program Revenues received during the prior calendar month less (b) all costs and fees related to such Program for the prior calendar month. Payment of the net balance due to or from Partner shall be made within ten (10) business days of ExpanseFT's delivery of the Program Statement. Balances due to Partner shall be made by ExpanseFT causing net funds to be remitted via ACH credit to the bank account designated by Partner in **Exhibit B**. Balances due to ExpanseFT shall be made by ExpanseFT causing net funds to be debited via ACH from the bank account designated by Partner in **Exhibit B.**

For purposes of this Agreement "Program Revenues" means all Program revenues generated from Card Accounts issued under a Program in connection with this Agreement.

Partner shall be responsible for paying in advance for all costs associated with the production, personalization, delivery and fulfillment of the cards issued under the Program. ExpanseFT shall not be obligated to make any orders for Card Accounts until Partner pays to ExpanseFT the amount of the order.

(b) Partner shall pay to ExpanseFT the one-time setup fee set forth on **Annex 1** attached hereto within ten (10) days of execution of this Agreement.

(c) Card Accounts issued pursuant to the Program will be subject to the pricing terms set forth on **Annex 2** ("***Cardholder Costs***") hereto. Fees collected from Card Accounts shall constitute Program Revenue.

(d) As consideration of the Services provided hereunder in connection with each Program, Partner shall pay to ExpanseFT the fees set forth in **Annex 3** ("***Program Costs and Partner Compensation***)".

(e) Each calendar month during the Term, Partner will be required to and shall pay ExpanseFT for Services sufficient to generate aggregate ***Program Costs*** at least equal to the amount set forth on **Annex 3** under the heading "Partner Monthly Minimum Fees" (the "***Monthly Minimum Fee***").

(f) Partner agrees that Partner shall be liable for all negative balances associated with each Program. ExpanseFT shall establish a reserve account (the "***Reserve Account***") for the purposes of holding funds to cover any negative balances, other losses or balances due. On a quarterly basis or as otherwise determined by ExpanseFT, the Reserve Account shall be appropriately adjusted to reflect the required balance for each Program. The Initial Reserve amount and basis for any appropriate reserve adjustment is set forth in **Annex 3** ("***Program Reserves***)". If Program Revenues received during a particular month are insufficient to cover the fees, costs and the negative balances in excess of the balance in the Reserve Account for such month attributable to the Program, Partner shall pay to ExpanseFT the difference between the Program Revenues and such fees, costs and negatives balances in excess of the balance in the Reserve Account plus any amounts necessary to restore the Reserve Account balance to the required balance for each Program.

4. **Billing Disputes**. If Partner in good faith disputes any portion of the Program Statement, Partner shall notify ExpanseFT as soon as possible but no later than thirty (30) days of receipt of Program Statement and provide ExpanseFT written documentation identifying and substantiating the disputed amount. ExpanseFT and Partner agree to mutually attempt to resolve any dispute within thirty (30) days after a party receives written notice of the dispute from the other party. Any disputed amounts determined to be payable to either party shall be due within ten (10) business days of the resolution of the dispute.

5. **Dispute Resolution** In the event a controversy or claim between ExpanseFT and Partner arises from or in connection with this Agreement whether based on contract, tort, common law, equity, statute, regulation, order or otherwise (a "Dispute"), the parties agree, for a period of thirty (30) days, to reasonably discuss and make good faith efforts to negotiate an amicable resolution of such Dispute without the necessity of any formal proceedings. If parties cannot agree to resolution, any unresolved Dispute shall be resolved through Arbitration.

6. **Arbitration** If Partner and ExpanseFT are unable to resolve any Dispute in the manner set forth in Section 5 above, such Dispute may be submitted to arbitration by either party, and each party shall be required to advance fifty percent (50%) of the costs of the arbitrator(s). The parties agree that, except as otherwise provided above, any Dispute shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association

("AAA") in New York, New York with judgment upon the award rendered by the arbitrator to be entered in any court of competent jurisdiction. Notwithstanding the foregoing or the then-current specified Commercial Arbitration Rules, the following shall apply with respect to the arbitration proceeding: (i) the existence, subject, evidence, proceedings, and ruling resulting from the arbitration proceedings shall be deemed confidential information, and shall not be disclosed by the parties, their representatives, or the arbitrator (except: (a) to the professional advisers of Partner or ExpanseFT ; (b) in connection with a public offering of securities by Partner or ExpanseFT ; (c) as ordered by any court of competent jurisdiction; or (d) as required to comply with any applicable governmental statute or regulation); (ii) the arbitrator shall be required to prepare written findings of fact; and (iii) the arbitrator may grant any relief or remedy which the arbitrator deems just and equitable. The parties agree that money damages would not be a sufficient remedy for breach of Section 10 of this Agreement and that in addition to all other available legal remedies or equitable remedies, the non-breaching party shall be entitled to equitable relief, including injunctions and specific performance, for any breach thereof without proof of actual damages. The prevailing party in any such arbitration, or any action or proceeding to enforce an arbitrator's award, shall be entitled to receive from the non-prevailing party all out-of-pocket costs and expenses, including, without limitation, reasonable fees and disbursements of attorneys and other experts, incurred in connection therewith.

7. Ownership of Intellectual Property Rights.

(a) Partner acknowledges and agrees that all intellectual property rights and proprietary rights relating to the ExpanseFT Platform and related Services (inclusive of all source code, object code and final binary files, and all other extensions and derivative works created by ExpanseFT pursuant to this Agreement or otherwise and the software development kit used by ExpanseFT in the development of the Website) and documentation developed, conceived, created or prepared by ExpanseFT in connection with any Software Development (other than any preexisting intellectual property rights of ExpanseFT (for which a fully-paid, irrevocable, license is hereby granted during the term of this Agreement) shall be and remain the sole property of ExpanseFT.

(b) Subject to the licenses granted herein, Partner acknowledges and agrees that all intellectual property rights and proprietary rights API as set forth in **Appendix A** are preexisting intellectual property rights of ExpanseFT and shall remain the sole property of ExpanseFT and shall be deemed trade secrets of ExpanseFT.

(c) Use of Names. Except as provided in this Agreement, neither Partner nor ExpanseFT will use the name, trade names or trademarks of the other party without first obtaining the consent of the other party in writing in advance.

(d) The parties recognize that, at such time as a customer of Partner becomes a holder of a Card Account pursuant to the Program, such holder shall be a customer of ExpanseFT and the Bank, and thus, each such party has certain ownership and use rights in the information relating to such holder. Partner and ExpanseFT shall at all times only use information regarding any holder of a Card Account in compliance with all applicable laws.

8. **Disclaimer of Warranties; Limited Warranties.**

(a) Disclaimer. EXCEPT AS SET FORTH IN THIS SECTION 8, EACH PARTY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO THE SERVICES TO BE PROVIDED HEREUNDER, ANY PROGRAM OR THE CARD ACCOUNTS. CARD ACCOUNTS ISSUED PURSUANT TO ANY PROGRAM WILL BE ISSUED BY THE BANK, AND THEREFORE ExpanseFT DOES NOT ASSUME ANY RESPONSIBILITY FOR ANY ACTS OR OMISSIONS OF THE BANK.

(b) ExpanseFT Representations, Warranties and Covenants. ExpanseFT hereby represents, warrants and covenants to Partner that:

(i) ExpanseFT is duly authorized to enter into this Agreement entered into pursuant to this Agreement; this Agreement does not conflict with any other agreement to which ExpanseFT is a party;

(ii) the Services provided by it under this Agreement will be performed in accordance with generally accepted industry standards applicable to equivalent programs;

(iii) it has the experience, skill and ability in such fields and related disciplines as may be necessary to perform all Services to be provided by it under this Agreement;

(iv) ExpanseFT will take commercially reasonable steps to protect information provided by Partner's clients from unauthorized access, disclosure or use;

(v) ExpanseFT and its third party service providers shall maintain physical, network, and data security consistent with the reasonable commercial practices of the industry;

(vi) ExpanseFT will use commercially reasonable efforts to cause the consumer call center services to be provided to holders of Card Accounts issued pursuant to any Program in accordance with generally accepted industry standards applicable to equivalent programs; and

(vii) ExpanseFT will use commercially reasonable efforts to respond to requests (or resubmissions of requests after comments by the Bank) to approve marketing materials made by Partner in a timely manner. Such response will occur prior to ExpanseFT presenting marketing materials to the Bank and card Association for final review and approval.

(c) Partner Representations, Warranties and Covenants. Partner hereby represents, warrants and covenants to ExpanseFT that:

(i) Partner is duly authorized to enter into this Agreement; this Agreement does not conflict with any other agreement to which Partner is a party;

(ii) any name, trademark, logo or material used by Partner in connection with the Program will not infringe any rights of privacy, publicity, reputation, copyright, moral rights, trade secret or trademark held by any third-party;

(iii) Partner shall at all times have all rights necessary to market the Program and any other products or services to customers of Partner or any other individuals identified by Partner to ExpanseFT as individuals to which the Program or products or services related to the Program should be marketed;

(iv) (A) Partner holds all federal, state, local and international permits and licenses necessary to allow Partner to perform the Card Account Services, and

(v) Partner acknowledges that the issuance of Card Accounts pursuant to this Agreement, and the performance by the parties hereunder, is subject to applicable laws, network rules, Bank rules, rules promulgated by the Consumer Financial Protection Bureau, the Agreement between Bank and ExpanseFT and any other applicable rules or regulations, which may change from time to time.

9. **Indemnities**. Each party (an "***Indemnifying Party***") will indemnify and hold the other party, and its successors, officers, directors and employees (each an "***Indemnified Party***") harmless from any and all third party actions, causes of action, claims, demands, costs, liabilities, expenses and damages (including without limitation reasonable attorneys' fees) to the extent they arise in connection with the Indemnifying Party's material breach of this Agreement or the Indemnifying Party's acts or omissions constituting gross negligence or willful misconduct, provided that (a) prompt notice will be given to the Indemnifying Party of any claim to which the foregoing indemnity relates, (b) the Indemnifying Party will have sole control of the defense and settlement of any such claim and (c) the Indemnified Party will give the other all reasonable assistance, at the Indemnifying Party's expense, in the defense or settlement of the claim. In addition, Partner will indemnify and hold the ExpanseFT Indemnified Parties harmless from and against any and all third party claims, liabilities, losses or damages (including reasonable attorney fees, expert witness fees, expenses and costs of settlement) arising out of the relationship between Partner and the holder of Card Accounts issued pursuant to any Program except to the extent resulting from ExpanseFT's actions or omissions in connection with the Services.

10. **Limitation of Liability**. EXPANSEFT SHALL NOT HAVE ANY LIABILITY TO PARTNER ARISING IN CONNECTION WITH THE SERVICES OR THIS AGREEMENT FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, OF ANY KIND OR UNDER ANY THEORY OF LIABILITY, RELATING TO THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT, EVEN IF EXPANSEFT IS NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. EXPANSEFT SHALL NOT HAVE ANY LIABILITY TO PARTNER ARISING IN CONNECTION WITH THE SERVICES OR THIS AGREEMENT EXCEPT ARISING DIRECTLY AND SOLELY FROM EXPANSEFT'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN NO EVENT WILL THE TOTAL COMBINED LIABILITY (WHETHER IN CONTRACT, TORT OR OTHERWISE) OF EXPANSEFT EXCEED $100,000.

11. **Confidentiality and Non-Solicitation**.

(a) Non-Disclosure. The parties hereby acknowledge that in the course of activities under this Agreement each of them may have access to confidential and proprietary information which relates to the other party's products, services, technology, software, intellectual property, pricing, customers, vendors, marketing, plans and/or business (the "***Confidential Information***"). Each party agrees, for the term of this Agreement and at all times thereafter, to preserve and protect the confidentiality of the Confidential Information and to not use except as contemplated under the terms of this Agreement or to disclose or distribute any Confidential Information to any third party without the prior written consent of the other party, except to employees and subcontractors for purposes of performing the Services and provided that such employees and subcontractors have been advised of the confidential nature of such Confidential Information and have been instructed to keep such information confidential.

(b) Exceptions. Notwithstanding anything herein to the contrary, the restrictions of Section 11(a) shall not apply to any information which: (i) is or becomes generally known or available by publication, commercial use, or otherwise through no fault of the receiving party or its affiliates; (ii) is discovered or created by the receiving party without reference to the Confidential Information of the disclosing party; (iii) is lawfully obtained from a third party who, to the knowledge of the receiving party, has the right to make such disclosure; (iv) is released for publication by the disclosing party; or (v) is required to be disclosed by law, governmental rule or regulation or pursuant to any by deposition, interrogatory, court proceedings or similar process, provided that the disclosing party will give the receiving party reasonable prior written notice and, if requested by the disclosing party, reasonable cooperation at the disclosing party's sole cost in order to enable the disclosing party to contest or limit such disclosure.

(c) Terms of this Agreement. The terms and conditions of this Agreement are Confidential Information. However, either party may disclose the terms and conditions of this Agreement when required to do so: (i) as set forth in Section 11(b)(v) above; (ii) to any investor or prospective investor or acquirer; or (iii) in accordance with the provisions of any other contract requiring such disclosure. Any disclosure pursuant to (ii) or (iii) above will be subject to the terms of a nondisclosure agreement sufficient to allow a party to comply with the terms of this Section 11.

(d) Non-Solicitation. During the Term and for twenty-four (24) months thereafter, neither party will not, directly or indirectly, solicit to employ or engage or actually employ or engage any current employee, consultant or vendor of the other party or former employees, consultants or vendors of the other party who terminated their employment or relationship with the other party within the twelve (12) months preceding the initial date of such solicitation, employment or engagement without first obtaining the express written consent of the other party.

12. **Term and Termination**.

(a) Term. This Agreement shall continue for an initial period of five (5) years from and after the date of this Agreement and shall continue thereafter for successive two (2) year periods unless either party provides written notice to the other party not less than one hundred eighty (180) days prior to the expiration of the initial term or any renewal term that such party desires to terminate the Agreement upon expiration of the initial term or any renewal term (the initial term and any renewal term are collectively referred to herein as the "***Term***").

(b) Termination. Either party may terminate this Agreement by written notice to the other party if:

(i) the other is in material breach of this Agreement and such breach continues for a period of thirty (30) days after receipt by the breaching party of written notice from the non-breaching party specifying such default or, if the breach is not readily susceptible to cure within such period, a corrective action plan is not in place within such period;

(ii) there has been with respect to the other party commencement of any (A) voluntary or involuntary proceeding or filing of any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, liquidation or similar law, (B) application for or consenting to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such party or for a substantial part of its property or assets, (C) general assignment for the benefit of creditors,

(D) winding up or liquidation, (E) ExpanseFT determines, in its sole discretion, that Partner is not operating in the best interests of ExpanseFT or Bank and/or the Program is no longer viable, or (F) taking corporate or limited liability company action for the purpose of effecting any of the foregoing; provided, in the cases of involuntary proceedings or petitions under clauses (A) and (B) above, that such proceeding or petition shall continue un-dismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for sixty (60) days; or

(iii) there has been direction from any applicable regulatory authority to cease or materially limit performance of the obligations under this Agreement.

(c) Survival. Upon the termination of this Agreement, the parties will return or destroy all Confidential Information of the other party in their possession. All accrued payment obligations of Partner will survive termination of this Agreement, and each party shall remain liable for any other obligations owed to the other party under this Agreement as of the date of termination. The provisions of Sections 8 through 12 will survive any termination of this Agreement. Each of Partner and ExpanseFT will retain records in its possession relating to any Program for no less than two (2) years following the termination this Agreement. Each of Partner and ExpanseFT will, at the request and expense of the other, provide reasonable assistance to effect an orderly termination of this Agreement.

13. **Miscellaneous**.

(a) Governing Law**.** This Agreement will be governed by New York law. Any action or proceeding arising from or relating to this Agreement must be brought in the state or federal courts located in New York, New York, and each party irrevocably submits to the exclusive jurisdiction and venue of any such court in any such action or proceeding.

(b) Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

(c) Attorneys' Fees. In the event that any dispute between the parties with respect to this Agreement should result in a legal proceeding, litigation or arbitration, the prevailing party shall be paid any reasonable attorneys' fees and reasonable disbursements, court fees and other reasonable costs incurred by the non-prevailing party in connection with such legal proceeding, litigation or arbitration.

(d) Remedies. The rights and remedies of any party hereunder shall not be mutually exclusive. The parties hereto agree that the restrictions set forth in this Agreement issued hereunder are necessary and reasonable in order to protect the business interests of the parties and agree that any party hereto shall be entitled to injunctive or other equitable relief (without any obligation to post a bond or other security, and regardless of the existence or absence of any legal remedies or the sufficiency thereof) in the event of a violation or threatened violation of any part of this Agreement issued hereunder in addition to any other remedies available to said party at law. The parties agree that any such breach or threatened breach would cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

(e) Interpretation.

(i)The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. The parties agree that this Agreement shall not be construed against any party by reason of one party drafting it, each of the parties expressly waiving the doctrine of *contra preferentem*.

(ii)All terms defined in this Agreement shall have the defined meanings when used in any notice, certificate or other document made or delivered pursuant hereto. Any noun or pronoun shall be deemed to include both the singular and the plural and to cover all genders. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, paragraph, schedule and appendix references are to this Agreement unless otherwise specified. The words "include" and "including" shall mean without limitation and by reason of enumeration.

(iii)Each reference herein to any agreement, instrument or document shall be deemed to refer to such agreement, instrument or document as the same may be amended, supplemented or otherwise modified from time to time. Any term defined by reference to an agreement, instrument or document shall have the meaning so assigned to it whether or not such agreement, instrument or document is in effect. Each reference in this Agreement to a person shall be deemed to include such person's successors and permitted assigns. Each reference in this Agreement to a requirement of law shall be deemed to refer to such requirement of law as the same may be amended, supplemented or otherwise modified from time to time.

(iv)If any date upon which an action or a transaction is to take place falls on a Saturday, Sunday or a legal holiday which is not a business day (i.e., a day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close), then the action or transaction shall take place on the first business day immediately following that date.

(f) Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions will be unaffected and remain in full force and effect and, in such event, any such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or intended provision within the limits of applicable law or court decisions.

(g) Modifications. Any modification, amendment, supplement, or other change to this Agreement requested by Partner must be in writing and signed by duly authorized representatives of the parties.

(h) Assignments. Neither party to this Agreement may assign this Agreement in whole or in part without the other party's prior written consent; provided, however, this Agreement may be assigned by ExpanseFT to a parent, subsidiary or "sister" company or an assignee which has acquired all or substantially all of ExpanseFT's assets or stock (including by merger, consolidation or similar transaction). Any attempted assignment prohibited by this paragraph is void.

(i) Waivers. All waivers must be in writing. The failure of either party to insist upon strict performance of any provision of this Agreement, or to exercise any right provided in this Agreement, will not be considered a waiver for the future of such provision or right. No waiver of

any provision or right will affect the right of the waiving party to enforce any other provision or right in this Agreement.

(j) Force Majeure. Neither party will be responsible for any failure to fulfill its obligations in this Agreement due to causes beyond its reasonable control, including without limitation, acts or omissions of government or military authority, acts of God, shortages of materials, transportation delays, fires, floods, labor disturbances, riots, wars, governmental ruling or law or regulation, or decision by the Bank. Such party shall be excused from the performance of such restricted activity or Service to the extent of and for the duration of the prevention, restriction, delay or interference.

(k) Notices. All notices or other communications required or permitted pursuant to this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile or e-mail if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) the next business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All such notices or other communications shall be sent to either party at the following addresses set forth on the signature page hereto (or such other addresses as may be designated by either party by 10 days' advance written notice to the other party at any time).

(l) Relationship Between Parties. This Agreement does not create a partnership or joint venture and the parties do not intend to create a partnership or joint venture. The parties intend for ExpanseFT to provide a service as specified in this Agreement to Partner.

(m) Publicity. Each party hereto has the right periodically to publicize the relationship set forth in this Agreement, provided the publicity has been submitted to and approved by the other party prior to disclosure. The parties will agree on the timing and content of a press release for release promptly upon signing of this Agreement, announcing the parties' relationship and the proposed availability of any Program that becomes subject to this Agreement.

(n) Entire Agreement. This Agreement is the entire agreement between the parties with respect to its subject matter. It supersedes all prior agreements between the parties, written or oral, relating to the same subject matter.

(o) Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax, e-mail, pdf or other electronic transmission service shall be considered original executed counterparts for purposes of this paragraph.

(p) Independent Counsel. EACH OF THE PARTIES HEREBY ACKNOWLEDGES THAT IT (1) HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS ALL OF ITS TERMS, AND (2) HAS BEEN GIVEN THE OPPORTUNITY TO, AND HAS BEEN ADVISED TO, CONSULT AN ATTORNEY WITH REGARD TO THE LEGAL MEANING AND NEGOTIATION OF THIS AGREEMENT, AND HAS EITHER DONE SO AND CHOSEN

TO SIGN THIS AGREEMENT OR HAS NOT DONE SO OF ITS OWN FREE AND INFORMED CONSENT AND ALSO CHOOSE TO SIGN THIS AGREEMENT.

[*SIGNATURES ON FOLLOWING PAGE*]

IN WITNESS WHEREOF, the parties have executed this Program Manager Services Agreement as of the day and year first set forth above.

Expanse Financial Technologies, Inc.
:

PREPAID VENTURES, LTD

DocuSigned by:

By: Andrew Siden
FA43B818B65246F...
Name: Andrew Siden
Title: Chief Executive Officer

Expanse Financial Technologies, Inc.
3333 New Hyde Park Road, Suite 404
New Hyde Park, NY 11042
Attn: Andrew Siden, CEO
Email: asiden@ExpanseFTglobal.com

Copy of any notices (which shall not constitute notice to):

Faegre Drinker Biddle & Reath LLP
600 Campus Drive
Florham Park, NJ 07932-1047
Attn: James. F. Fitzsimmons, Esq.
Email: james.fitzsimmons@faegredrinker.com

PARTNER:

BLUEONE CARD, INC.

DocuSigned by:

By:
3649D1DF992E448...
Name: Mr. James Koh
Title: Chairman and CEO

BlueOne Card, Inc.
4695 MacArthur Ct. Suite 1100
NewPort Beach, California, 92660
USA
Attn: Mr. James Koh
Email: james@blueonecard.com

Copy of any notices (which shall not constitute notice to):
BlueOne Card, Inc.
4695 MacArthur Ct. Suite 1100
NewPort Beach, California, 92660
USA

Attn: Mr. James Koh
Email: james@blueonecard.com

[*Signature Page to Master Program Manager Services Agreement*]

Annex 1

Partner Upfront Costs

Program Implementation	
Program Implementation, Phase 1 payable upon execution of Agreement	$17,500
Program Implementation, Phase 2 – payable upon receipt of Bank approval	$17,500
User Experience Tools (mobile app, cardholder website, notifications) payable upon execution of Agreement	$25,000
Total Impmenentation Investment	**$60,000**

Annex 2
Cardholder Costs

To be developed jointly by Program Manager and Partner and approved by Bank

Annex 3
Program Costs and Partner Compensation

Card Costs	
(A) Print On-Demand Personalized Cards: (Recommended)	
EMV card stock (card stock, personalization, carrier, mailing)	Pricing based on order size
(B)Bulk Purchased Personalized Card:	
Minimum Card Order	
EMV card stock (upfront cost)	
Card fulfillment, including: (cost incurred upon card order fulfillment)	
Personalized card embossing	
Card Carrier with 1 insert	
Mailing (envelope, postage, presort)	

Bank Reserves	
Initial Reserves	$ 0

Annual Due Diligence Fee	
Per Card Program	$5,000

Program Cost to Partner	
Card Issuing	
Active Account Monthly Fee	$0.52 per month
Account Creation (includes automated CIP and first card activation)	$0.42 per new account
Documentary CIP	$3.00 per review
Card activation	$0.12 per card activation
Transaction Fee – Domestic (Load, Signature, PIN, Card to Card Transfers)	$0.16 per transaction
Transaction Fee – International (Signature, PIN, Card to Card Transfers)	$0.28 per transaction
ATM Transaction Fee – Domestic	$0.18 per transaction
ATM Transaction Fee – International	$0.75 per transaction
Surcharge Free ATM Network **(if requested)**	Pass-through
Over the Counter Withdrawal *	$0.21 per transaction
Balance Inquiry (Domestic / Int'l)	$0.12 per inquiry
Declined Transactions	$0.12 per transaction
Inactive Account Fee	$0.12 per inactive account
Card Replacement *(card production separate)*	$0.21 per card replacements
Customer Service Live Agent Call	$1.25 per minute
IVR Access	$0.20 per call
Cardholder notifications (SMS/Email)	$0.035 / $0.025
Disputes processing	$15.00 per cardholder dispute
Other monetary adjustments	$0.16 per transaction
Network costs	Pass-through
Net Interchange to **Partner**	70%

Monthly Program Management Minimum Fees	
Months 0-3	$0
Months 4-12	$5,000
Year 2	$10,000
Year 3 and thereafter	$15,000

Appendix A

API Access

ExpanseFT has developed the Platform for purposes of accessing Prepaid Card programs that it manages (the "***ExpanseFT Platform***"). Partner will not use the ExpanseFT Platform for any purpose other than its intended purpose. Partner will not allow access to the ExpanseFT Platform to any party other than its designated authorized employees and/or ExpanseFT-approved contractors. Partner acknowledges that granting access to the ExpanseFT Platform allows, among other things, Prepaid Cards to be issued and Partner funds to be transferred to an account for the benefit of Prepaid Cards issued pursuant to the Program. Partner further acknowledges that ExpanseFT shall not have any liability whatsoever for unauthorized access or misuse of the ExpanseFT Platform.

1. API License. Subject to the terms and conditions set forth herein, ExpanseFT hereby licenses to Partner a non-exclusive, non-transferable, worldwide right and license to use the application programming interface ("***API***") to the ExpanseFT Platform solely for the purposes of integrating Partner's Website to the ExpanseFT Platform to provide services described herein. ExpanseFT shall, grant access to the ExpanseFT Platform to enable Partner to allow cardholders to access and manage their respective accounts in accordance with the cardholder agreement. ExpanseFT shall use its commercially reasonable efforts to assist Partner in the implementation and timely execution of such integration. Partner is hereby authorized to utilize the following API methods to access the ExpanseFT Platform for the purpose of servicing its programs under this agreement:

Create account
Load Account

Access to any additional ExpanseFT API shall be granted under mutual agreement of a signed Statement of Work.

2. ExpanseFT Platform. ExpanseFT will allow Partner to utilize the ExpanseFT Platform to enter information about customers as required to cause a Card Account to be established pursuant to this Agreement.

3. ExpanseFT Intellectual Property. Subject to the license granted in Section 1 above, Partner acknowledges and agrees that all intellectual property rights and proprietary rights to the ExpanseFT Platform and API are preexisting intellectual property rights of ExpanseFT and shall remain, together with any improvements or modifications thereof (whether made pursuant to this Appendix A or otherwise) the sole and exclusive property of ExpanseFT and shall be deemed trade secrets of ExpanseFT.